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                                                                    EXHIBIT 11.4


                            ALLEGIANCE TELECOM, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)
                         SIX MONTHS ENDED JUNE 30, 2000
                (Dollars in thousands, except per share amounts)

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                                                            Number of            Percent
                                                             Shares            Outstanding      Equivalent Shares
                                                            ---------          -----------      -----------------


Prior to Public Offering
 1997 Common Stock Offering                                      639              100.00%                    639

After Initial Public Offering
 1998 Common Stock Offering                                15,000,000             100.00%              15,000,000
 Preferred Stock Converted to Common Stock                 60,511,692             100.00%              60,511,692
 1999 Common Stock Offering                                21,041,100             100.00%              21,041,100
 2000 Common Stock Offering                                10,703,109              81.30%               8,702,101
 Treasury Shares                                             (327,495)             76.68%                (251,136)
 Warrants Exercised                                           626,094              95.41%                 597,345
 Stock Options Exercised                                      643,953              64.59%                 415,914
 Cash in Lieu of Stock Split                                     (577)             67.59%                    (390)
 Employee Stock Discount Purchase Plan Shares Issued          194,520              94.65%                 184,120
 Common Stock Issued for Business Acquisitions                393,482               8.57%                  33,713
                                                                                                -----------------
 WEIGHTED AVERAGE SHARES OUTSTANDING                                                                  106,235,098

 NET LOSS APPLICATION TO COMMON STOCK                                                               $(118,000,000)

 NET LOSS PER SHARE, BASIC AND DILUTED                                                              $       (1.11)
                                                                                                -----------------
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